UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2017

FTE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31355	81-0438093
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

999 Vanderbilt Beach Rd, Suite 601 Naples, FL	34108
(Address of principal executive offices)	(Zip Code)

877-878-8136

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Explanatory Note

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K filed by FTE Networks, Inc. (the “Company”) on March 11, 2019 (the “Original Form 8-K”). The purpose of this Amendment is to amend and supplement the disclosures provided in the Original Form 8-K, including the date of the earliest event reported, the total principal amount of convertible notes (the “Notes”) that the Company has sold since January 19, 2017, and the corresponding number of shares of Company common stock, par value $0.001 (the “Common Stock”) that have been issued in connection with certain of the Notes. Except as provided herein, the other disclosures made in the Original Form 8-K remain unchanged.

Item 1.01.	Entry into a Material Definitive Agreement

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2019 by FTE Networks, Inc. (the “Company”), the Company entered into certain securities purchase agreements (the “Purchase Agreements”) with certain investors (the “Investors”).

In total, the Company sold an aggregate principal amount of $22.7 million in convertible notes (the “Notes”) between January 2017 and January 2019, of which approximately $9.8 million of principal and interest has been converted into 5,186,306 shares of Company common stock through March 19, 2019. The Notes were issued net of original issuance discounts and deferred finance costs totaling approximately $2.8 million and the Company received approximately $19.9 million in net proceeds. As of the date of this 8-K/A, there remains approximately $6.8 million in principal balance in Notes outstanding.

Item 2.03.	Creation of a Direct Financial Obligation.

The issuance of the Notes described in Item 1.01 are incorporated by reference into this item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

As of March 19, 2019, the Company has issued an aggregate of 5,448,287 shares of its Common Stock to Investors relating to inducement to enter into, and the conversion of principal and accrued interest owed under, certain of the Notes. In addition, the Company has issued an aggregate of 78,914 shares of its Common Stock to Investors relating to the exercise of Common Stock Warrants to purchase its common stock issued to Investors as inducement to enter into the Notes.

The number of shares of Common Stock issued and amount of consideration received by the Company are described in Item 1.01 of this Amendment, which is incorporated by reference into this Item 3.02.

In addition to the shares associated with the Notes described in Item 1.01, the Company has also notified the New York Stock Exchange (the “Exchange”) of approximately 2,576,606 shares of Common Stock which are comprised of (1) issuances to corporate entities for services rendered, (2) issuances to settle other debt, and (3) issuances in connection with capital raising transactions, which were issued without an underlying listing application. The Company has intended such sales to be exempt from registration under Section 4(a)(2) and/or Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder, and is determining which issuances are exempt.

Item 8.01.	Other Events.

The Executive Committee of the Company’s Board of Directors (the “Board”) determined to conduct an independent investigation, which will be overseen by the Audit Committee, which consists solely of independent directors, related to: whether Company management had the proper authorization to issue the Notes and the related shares issuable upon conversion of the Notes, as well as certain other debt instruments and equity transactions; issues related to the accounting for and disclosure of certain expenses incurred by management; and the appropriateness and disclosure of certain related party transactions. As previously announced, on March 11, 2019, David Lethem, the Company’s Chief Financial Officer, notified the Company of his resignation. On March 15, 2019, Michael Palleschi, the Company’s Chief Executive Officer, was placed on administrative leave pending the outcome of the investigation. The Company has been in discussions with the Exchange about the issuances described above, including whether there have been violations of its listing rules in connection with these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTE NETWORKS, INC.

By:	/s/ Anthony Sirotka
Anthony Sirotka
Interim Chief Executive Officer

Date: March 22, 2019